Exhibit 99.1
OXiGENE REPORTS SECOND-QUARTER 2005 OPERATIONAL AND
FINANCIAL RESULTS
Recent developments:
•	Announced Positive Phase Ib Update of CA4P with Radiotherapy at ASCO — CA4P well tolerated with radiotherapy for lung and prostate cancers, anti-tumor activity observed

•	Announced Presentation at ASCO of Positive Tumor Response Data in Phase Ib Trial of CA4P with Chemotherapy — Clinical investigator reports that CA4P in Combination with Carboplatin and/or Paclitaxel indicates anti-tumor activity and no unexpected toxicity

•	Provided update on Vascular Targeting Programs in Ophthalmology
Waltham, MA, July 27, 2005 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported operational and financial results for the second quarter ended June 30, 2005.
“We are pleased with the progress we have made with CA4P in our oncology clinical trials, as well as developments in our ophthalmology program during the second quarter,” said Frederick Driscoll, President & CEO of OXiGENE. “We remain focused on three strategic development fronts: CA4P in oncology, CA4P in ophthalmology, and OXi4503, our second clinical stage candidate, currently in Phase I trials in oncology. Our attention is focused on advancing these promising agents into late-stage trials.”
Financial Results
The net loss for the three months ended June 30, 2005 was $3.1 million, or $0.15 per share, compared with a net loss of $2.8 million, or $0.17 per share, in the second quarter of 2004.
For the six-month period ended June 30, 2005, the net loss was $5.1 million, or $0.27 per share, compared with a net loss of $4.9 million, or $0.30 per share, for the comparable period in 2004.
At June 30, 2005, OXiGENE had cash, cash equivalents and marketable securities of approximately $38.9 million compared with approximately $30.5 million at December 31, 2004.
About OXiGENE, Inc.

OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the advancement of CA4P and OXi4503 into late-stage clinical trials. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

Contact:
OXiGENE Inc.
James Murphy
Vice President and CFO
(781) 547-5900
jmurphy@oxigene.com

OR

MacDougall BioCommunications
Chris Erdman
Vice President
(508) 647-0209
chris@macbiocom.com

OXiGENE, Inc.
 Condensed Balance Sheets (Unaudited)
 (All amounts in 000’s)

	June 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and marketable securities	$38,886	$30,502
Licensing agreement	923	971
Other assets	486	284

Total assets	$40,295	$31,757

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,463	$2,622
Total stockholders’ equity	37,832	29,135

Total liabilities and stockholders’ equity	$40,295	$31,757

OXiGENE, Inc.
 Statements of Operations
 (All amounts in 000’s except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
License revenue	$—	$—	$—	$7
Costs and expenses:
Research and development	1,570	1,870	2,787	2,822
General and administrative	1,796	1,072	2,793	2,332

Total costs and expenses:	3,366	2,942	5,580	5,154
Operating loss	(3,366)	(2,942)	(5,580)	(5,147)
Investment income	308	138	489	281
Other income, net	—	1	5	1
Net loss	$(3,058)	$(2,803)	$(5,086)	$(4,865)

Basic and diluted net loss per common share	$(0.15)	$(0.17)	$(0.27)	$(0.30)
Weighted average number of common shares outstanding	20,053	16,669	18,829	16,452